Exhibit 99.1

Energy XXI Gulf Coast, Inc. Announces Pricing of
$650 Million Upsized Offering of Senior Notes

HOUSTON, May 12, 2014 (GLOBE NEWSWIRE) -- Energy XXI Gulf Coast, Inc. (the “Company”), the operating subsidiary of Energy XXI (Bermuda) Limited (“Energy XXI”) (Nasdaq:EXXI) (AIM:EXXI), today announced the pricing of its private placement of $650 million of 6.875% senior unsecured notes due 2024 (the “2024 Notes”). The offering size was increased to $650 million from $300 million. The 2024 Notes were sold at 100% of par to yield 6.875% to maturity. The offering is expected to close on May 27, 2014, subject to customary closing conditions.

The Company intends to use a portion of the net proceeds to repay all indebtedness outstanding under its revolving credit facility and the remainder to fund a portion of the cash consideration for Energy XXI's pending acquisition of EPL Oil & Gas, Inc. (the “EPL Acquisition”). If the EPL Acquisition is not consummated, the Company intends to use all of the remaining net proceeds for general corporate purposes. The consummation of the Offering is not conditioned on the closing of the EPL Acquisition.

The 2024 Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is being issued pursuant to Rule 135C under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the 2024 Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the 2024 Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate to, among other things, the offering of the 2024 Notes and the expected use of proceeds from such offering. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices and other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Neither Energy XXI nor the Company assumes any obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Enquiries of the Company

Energy XXI

Stewart Lawrence

Vice President, Investor Relations and Communications

713-351-3006

slawrence@energyxxi.com

Greg Smith

Director, Investor Relations

713-351-3149

gsmith@energyxxi.com

Cantor Fitzgerald Europe

Nominated Adviser: David Porter, Rick Thompson

Corporate Broking: Richard Redmayne

Tel: +44 (0) 20 7894 000

Pelham Bell Pottinger

James Henderson

jhenderson@pelhambellpottinger.co.uk

Mark Antelme

mantelme@pelhambellpottinger.co.uk

+44 (0) 20 7861 3232

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